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                    AMENDMENT OF ARTICLES OF INCORPORATION

                                      OF

                          STRONG EQUITY FUNDS, INC.


     The undersigned Vice President of Strong Equity Funds, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to create Strong Growth 20 Fund as an additional class of Common Stock:

     "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

'A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

            Class                               Authorized Number of Shares

      Strong Growth Fund                                Indefinite
      Strong Small Cap Fund                             Indefinite
      Strong Value Fund                                 Indefinite
      Strong Mid Cap Fund                               Indefinite
      Strong Index 500 Fund                             Indefinite
      Strong Growth 20 Fund                             Indefinite'"

      This Amendment to the Articles of Incorporation of the Corporation was adopted by the Board of Directors on April 25, 1997 in accordance with Section
180.1002 and 180.0602(2) of the Wisconsin Statutes without shareholder approval.

      Executed in duplicate this 3rd day of June, 1997.



                                          STRONG EQUITY FUNDS, INC.

                                          /s/ Stephen J. Shenkenberg
                                          ---------------------------
                                          Stephen J. Shenkenberg, Vice President



This instrument was drafted by:

John S. Weitzer
Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051